EXHIBIT 4.5.1

Evolution Petroleum Corporation

Performance Share Unit Award Agreement

This Performance Share Unit Award Agreement (this "Agreement") is made and entered into as of [DATE] (the "Grant Date") by and between Evolution Petroleum Corporation, a Nevada corporation (the "Company") and [NAME] (the "Participant").

WHEREAS, the Company has adopted the Evolution Petroleum Corporation 2016 Equity Incentive Plan (the "Plan") pursuant to which Performance Share Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Performance Share Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.Grant of Performance Share Units. Pursuant to Section 7.3 of the Plan, the Company hereby grants to the Participant an Award covering a target number of [TARGET NUMBER] Performance Share Units (the "Target Award").  Each Performance Share Unit (“PSU”) represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan.  The number of shares of Common Stock under the PSUs that the Participant actually earns for the Performance Period (up to a maximum of [MAXIMUM NUMBER] will be determined by the level of achievement of the Performance Goals in accordance with Exhibit I attached hereto (the “Performance Shares”).  Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.
2.Performance Period. For purposes of this Agreement, the term "Performance Period" shall be the period commencing on [DATE] and ending on [DATE].
3.Performance Goals.
3.1The number of Performance Shares earned by the Participant under the PSUs for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals in accordance with Exhibit I.  All determinations of whether Performance Goals have been achieved, the number of Performance Shares earned under the PSUs by the Participant, and all other matters related to this Section 3 shall be made by the Committee in its sole discretion.
3.2As soon as administratively practicable following completion of the Performance Period, the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the number of Performance Shares that the Participant shall earn, if any,

Evolution Petroleum Corporation

Performance Share Unit Award Agreement

subject to Section 4.  Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.
4.Vesting of PSUs. The PSUs are subject to forfeiture until they vest.  Except as otherwise provided herein (including Section 24), the PSUs will vest and become nonforfeitable on the last day of the Performance Period, subject to (a) the achievement of the minimum threshold Performance Goals for payout set forth in Exhibit I attached hereto, and (b) the Participant's Continuous Service from the Grant Date through the last day of the Performance Period.  The number of Performance Shares that become payable under this Agreement pursuant to the PSUs shall be determined by the Committee based on the level of achievement of the Performance Goals set forth in Exhibit I and shall be rounded to the nearest whole share.
5.Termination of Continuous Service.  Except as otherwise expressly provided in Section 6 of this Agreement, if the Participant's Continuous Service terminates for any reason at any time before all of his or her PSUs have vested, the Participant's unvested PSUs shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement.
6.Effect of a Change in Control. Notwithstanding the vesting requirement in Section 4, if a Change in Control Event occurs as defined in the Evolution Petroleum Corporation Severance Policy for Change in Control Events, as adopted August 11, 2010, as it may be amended from time to time after the date hereof (as amended, the “CIC Policy”), then vesting shall occur in accordance with the CIC Policy then in effect.
7.Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Participant immediately prior to such transfer.
8.Rights as Shareholder; Dividend Equivalents.
8.1Except as otherwise provided herein, the Participant shall not have any rights of a shareholder with respect to the PSUs, including, but not limited to, voting rights, liquidation rights and the right to receive or accrue dividends or dividend equivalents.
8.2Upon and following the vesting of the PSUs and issuance of the Performance Shares, the Participant shall be the record owner of the shares of Common Stock underlying the PSUs unless and until such shares are sold or otherwise

Evolution Petroleum Corporation

Performance Share Unit Award Agreement

disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).
9.No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, Consultant or Director of the Company.  Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant's Continuous Service at any time, with or without Cause.
10.Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the PSUs shall be adjusted or terminated in any manner as contemplated by Section 11 of the Plan.
11.Tax Liability and Withholding.
11.1The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes.  The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
(a)Tendering a cash payment;
(b)Authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Participant as a result of the vesting of the PSUs; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the Participant’s maximum marginal income tax rates, including federal, state and local, as applicable; and
(c)Delivering to the Company previously owned and unencumbered shares of Common Stock.
11.2Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any shares, and (b) does not commit to structure the PSUs to reduce or eliminate the Participant's liability for Tax-Related Items.

Evolution Petroleum Corporation

Performance Share Unit Award Agreement

12.Compliance with Law. The issuance and transfer of shares of Common Stock in connection with the PSUs shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed.  No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
13.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Company at the Company's principal corporate offices.  Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant's address as shown in the records of the Company.  Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
14.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Nevada without regard to conflict of law principles.
15.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
16.PSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders.  The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
17.Successors and Assigns. The Company may assign any of its rights under this Agreement.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.
18.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
19.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion.  The grant of the

Evolution Petroleum Corporation

Performance Share Unit Award Agreement

PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future.  Future Awards, if any, will be at the sole discretion of the Company.  Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment with the Company.
20.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the PSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant's material rights under this Agreement without the Participant's consent; further provided that the Committee may amend or modify this Agreement to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Code Section 409A; provided that, any such amendment or modification of an Award made pursuant to this Section 20 shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Code Section 409A.

The amendment or modification of any Award pursuant to this Section 20 shall be at the Committee’s sole discretion and neither the Committee nor the Company shall be obligated to amend or modify any Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Code Section 409A or for any other purpose.  To the extent the Committee amends or modifies an Award pursuant to this Section 20, the Participant shall receive notification of any such changes to his or her Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the Award and this Agreement.

21.Section 162(m). All payments under this Agreement are intended to constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. This Award shall be construed and administered in a manner consistent with such intent.
22.Section 409A. This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Code Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A. Additionally, with respect to any Award subject to Code Section 409A, if the Participant is a specified employee at the time of the Participant’s termination, any payment(s) with respect to any Award subject to Code Section 409A to which such Participant would otherwise be entitled by reason of such termination shall be

Evolution Petroleum Corporation

Performance Share Unit Award Agreement

made no sooner than the date that is the first day of the seventh month after the Participant’s termination (or, if earlier, the date of the Participant’s death).
23.No Impact on Other Benefits. The value of the Participant's PSUs or Performance Shares is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
24.Clawbacks. Participant shall be required to forfeit or reimburse the Company with respect to the PSUs or Performance Shares granted under this Agreement and the Plan to the extent required by any clawback or recoupment policy of the Company now in effect or as may be adopted by the Company from time to time, including, without limiting the foregoing, any clawback or recoupment policy adopted in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or as otherwise required by applicable law, rule or regulation.
25.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
26.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement.  The Participant has read and understands the terms and provisions thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement.  The Participant acknowledges that he or she has been advised to consult a tax advisor to understand the tax consequences of such vesting, settlement or disposition.  By acceptance of the performance share unit ward shares, the Participant accepts the terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EVOLUTION PETROLEUM CORPORATION
By: ________________________ Name: Title:

Evolution Petroleum Corporation

Performance Share Unit Award Agreement

PARTICIPANT By: ________________________
Name:

Evolution Petroleum Corporation

Performance Share Unit Award Agreement

Exhibit 1

Performance Period

The Performance Period shall commence on [DATE] and end on [DATE].

Performance Measures

The number of Performance Shares earned shall be determined by reference to the Company’s [PERFORMANCE MEASURE]

[CONTINUED]

Determining Performance Shares Earned Pursuant to Performance Share Units

Except as otherwise provided in the Plan or the Agreement, the number of Performance Shares earned with respect to the Performance Period shall be determined by the performance measure.  [FORMULA FOR DETERMINING NUMBER OF PERFORMANCE SHARES THAT WILL BE EARNED].

Award Range

Depending on the Company’s achievement of the performance measure above, the Participant may earn between zero percent (0%) and [MAXIMUM PERCENTAGE] of the Target Award.